Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Welltower OP LLC
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.500% Notes due 2030	Rule 457(o) (1)	$400,000,000	99.660%	$398,640,000	0.00015310	$61,031.79
	Other	Guarantee of 4.500% Notes due 2030	Other (2)	—	—	—	—	— (2)
	Debt	5.125% Notes due 2035	Rule 457(o) and Rule 457(r) (1)	$600,000,000	99.572%	$597,432,000	0.00015310	$91,466.84
	Other	Guarantee of 5.125% Notes due 2035	Other (2)	—	—	—	—	— (2)

Carry Forward Securities

Carry Forward Securities	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a

	Total Offering Amounts					$996,072,000		$152,498.63

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$152,498.63

(1)
Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended. This filing fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the registrants’ Registration Statement on Form
S-3ASR
(File Nos.
333-286204
and
333-286204-01)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Welltower Inc. will fully and unconditionally guarantee the 4.500% Notes due 2030 and 5.125% Notes due 2035, each issued by Welltower OP, LLC. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to each such guarantee.